Exhibit 10.1

April 2, 2021

Mr. Jeffrey York

[*****]

[*****]

Re: Amendment of Executive Employment Agreement and PSU Award

Dear Mr. York:

This letter (this “Agreement”) sets out the terms of your continuing relationship with Paycom Software, Inc. (the “Company”) and amends two agreements: first, that certain Amended and Restated Executive Employment Agreement dated January 1, 2014 and amended and restated on March 9, 2020 (the “Existing Agreement”), and second, that certain Restricted Stock Unit Award Agreement – Performance-Based Vesting, between the Company and you, dated February 10, 2021 (the “2021 PSU Award Agreement”), pursuant to which you were granted 20,790 Target Units, with a maximum of 51,975 Awarded Units (as such terms are defined in the 2021 PSU Award Agreement) (the “2021 PSU Award”). Nothing herein affects any other equity award between you and the Company, including but not limited to (i) that certain Restricted Stock Award Agreement dated January 26, 2018, between the Company and you, (ii) that certain Restricted Stock Award Agreement dated January 17, 2019, between the Company and you, or (iii) that certain Restricted Stock Award Agreement dated January 30, 2020, between the Company and you.

You hereby resign from your role as Chief Sales Officer of the Company and accept the role of “Leadership Strategist” for the Company, an at-will position, in each case effective as of April 2, 2021. Your duties in your new role are to provide leadership and strategic advice to the management team and sales force and to perform any other duties as may be reasonably designated from time to time by the Chief Executive Officer. You acknowledge and agree that in your new role, you are no longer an executive officer of the Company.

This Agreement amends the Existing Agreement as follows:

1.	All references to “Executive” are hereby replaced with “Employee.”

2.	Recital Number 5 is amended and restated in its entirety as follows:

“WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ Employee in the role of Leadership Strategist, and Employee wishes to accept such employment;”

3.	Section 2 is amended and restated in its entirety as follows:

“Term. This Agreement shall commence on January 1, 2014 and shall continue until three (3) years following the consummation of the initial Public Offering (which was on April 21, 2014), subject to earlier termination as herein provided (“Initial Term”). The Agreement has been renewed on April 22, 2017, April 22, 2018, April 22, 2019 and December 31, 2020, and will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the “Additional Terms”) on January 1st of each year. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Term.” The Company or Employee, upon 30 days’ written notice to the other party, may end the Term at any time, for any reason or no reason (the date of such termination or the last day of the Term is the “Termination Date”).”

4.	Section 3.1 is amended to replace all references therein to “Chief Sales Officer” with “Leadership Strategist.”

5.	Section 4.2 (including all cross-references thereto) is deleted, and Section 4.2 is replaced with “Intentionally Omitted”.

6.	Section 4.5 is amended and restated in its entirety as follows:

“Other Benefits. Employee shall be entitled to participate in or receive benefits under any plan or arrangement made available from time to time by the Company to its employees generally (including any health, dental, vision, disability, life insurance, 401k, or other retirement programs). Any such plan or arrangement shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Employee.”

7.	Section 5 (including all cross-references thereto) is deleted, and Section 5 is replaced with “Intentionally Omitted”.

Further, with respect to the 2021 PSU Award, you agree that as consideration of your continued employment in a non-executive role with the Company, you voluntarily and knowingly agree to forfeit and relinquish the entire 2021 PSU Award. You acknowledge and understand that, on and after the date of this Agreement, the 2021 PSU Award will be cancelled, terminated, and of no further force or effect, and neither you nor the Company will have any further rights or obligations with respect to the 2021 PSU Award or with respect to any shares of common stock of the Company that could have been issued thereunder. You also acknowledge and agree that you will forfeit and waive any right to receive a bonus under the Annual Incentive Plan for the 2021 performance period and any future performance period.

Finally, as of the date of this Agreement, you (for yourself and your successors and assigns) unconditionally and irrevocably release and discharge the Company and its successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees, and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages, and liabilities in connection with (i) any rights to acquire securities of the Company pursuant to the 2021 PSU Award and the shares of common stock of the Company issuable thereunder, (ii) your acceptance of your new role under this agreement and the discontinuation of your prior role, (iii) the Annual Incentive Plan, and your waiver of any bonus thereunder for the 2021 performance period and any future performance period, and (iv) this Agreement (collectively, the “Released Claims”), whether now known or unknown, arising from common law, statute or in equity, which you or your successors or assigns ever had, have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date of this Agreement. You agree never to commence or aid any action or proceeding against the Released Parties based on any of the Released Claims. Notwithstanding the foregoing, this release shall not apply to any of the Company’s obligations under this Agreement.

By signing below, you agree that you have been provided an opportunity of at least twenty-one days to review this Agreement (though you may sign the Agreement sooner), to consult counsel of your choosing regarding this Agreement, and that you are knowingly and voluntarily signing this Agreement.

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Signature Page Follows]

Kind Regards,

PAYCOM SOFTWARE, INC.

/s/ Frederick C. Peters II
By: Frederick C. Peters II
Title: Lead Director of the Board of Directors, on behalf of the Board of Directors

ACCEPTED AND AGREED:

/s/ Jeffrey York
Jeffrey York

April 2, 2021
Date